Exhibit 99

[LOGO]                                  For further information, please contact:
                                                          Mr. Sanford A. Belden,
COMMUNITY BANK SYSTEM, INC.                  President & Chief Executive Officer
5790 Widewaters Parkway,                                  Office: (315) 445-7304
DeWitt, N.Y. 13214                                      OR Mr. Mark E. Tryniski,
                              Executive Vice President & Chief Operating Officer
                                                          Office: (315) 445-7378

COMMUNITY BANK SYSTEM ANNOUNCES MANAGEMENT SUCCESSION PLAN

      Syracuse, N.Y. - Community Bank System, Inc. (NYSE: CBU) today announced that Sanford A. Belden, President and Chief Executive Officer of the company, has elected to retire from his management positions with the company (CBU) and its subsidiary, Community Bank, N.A., as of July 31, 2006. Following his retirement, Mr. Belden will continue to serve as a director and Vice Chair of CBU's Board of Directors, and he will chair a newly-created Board committee focused on growth and acquisition initiatives and related integration activities. As part of its deliberative succession plan, which included several other senior-level staffing decisions made in 2003-2004, the Board announced that Mark E. Tryniski, CBU's Executive Vice President and Chief Operating Officer, will become President and CEO of the company and Community Bank, N.A. upon Mr. Belden's retirement.

      Mr. Belden, 63, has been President and Chief Executive Officer of the company and the bank since 1992. Over that period, CBU has produced compound annual rates of return to shareholders of 17%, and has grown its assets from $640 million to $4.2 billion and its branch offices from 32 to 130. He also directed the successful completion of 15 acquisitions, which included several whole-bank, multi-branch and financial services transactions, resulting in an organization that today is nearly 14 times larger in terms of market capitalization.

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      Mr. Belden commented, "I am very proud of all that we have accomplished together, particularly the marvelous contributions our employees have made to our customers and the communities where we do business - all while creating significant value for our shareholders. While I look forward to enjoying more time with my family and my increased involvement in charitable and other professional interests, I also look forward to the company's continued growth and success under Mark Tryniski's able leadership and the capable and seasoned management we have put in place. We have developed a strong team that is focused on continuing CBU's long-term profitability, and it is their skill and dedication which permit me to take a less active role at this time."

      Mr. James A. Gabriel, Chairman of the Board, commented, "Over the last 13 years, Sandy has guided the bank through its growth from a small, dispersed community bank to a cohesive high-performance regional community bank listed on the New York Stock Exchange. We look forward to Sandy's continued stewardship as a director, and have complete confidence that the company will continue on its successful path under Mark's leadership."

      Mr. Tryniski, 45, has served as the company's Executive Vice President and Chief Operating Officer since February 2004 and, prior to that, as its Chief Financial Officer since joining CBU in 2003. Before this, Mr. Tryniski, a Central New York native, was a partner with PricewaterhouseCoopers, serving clients in the banking and financial services areas.

      Also consistent with its succession plan, the company announced that James
A. Wears, President, New York Banking, and Michael A. Patton, President, Financial Services, will be retiring as of December 31, 2005.

      Mr. Belden stated, "Jim and Mike have each given over 30 years of dedicated and effective service to Community Bank, its predecessor organizations, and the communities which

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they have served. They deserve a large measure of the credit for the many accomplishments our team has collectively enjoyed over the years, and we wish them all the best in their well- deserved retirement. Among their lasting legacies are the capable and self-sufficient teams they have led in each of their respective areas, which we are confident will carry on in an effective and efficient fashion."

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. Its wholly-owned banking subsidiary has $4.2 billion in assets and 130 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust. For further information, please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

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